[Letterhead of FFCA]

                                June 29, 2000


VIA TELECOPY AND
AIRBORN EXPRESS
---------------

Mr. Marvin A. Sensabaugh
Principal
Bank of America Securities, L.L.C.
100 North Tryon street
Charlotte, NC  28255-0001

        Re:  Sites described on the attached Exhibit A
                                             ---------

Dear Marvin:

        Shoney's, Inc. ("Shoney's") has advised FFCA Funding Corporation ("FFCA") that up to six to-be-formed bankruptcy remote, special purpose Delaware limited liability companies (individually, a "Borrower" and collectively, the "Borrowers") desire to obtain one hundred forty two (142) mortgage loans (individually, a "Mortgage Loan" and collectively, the "Mortgage Loans") with respect to sites described above (individually, a "Property" and collectively, the "Properties"). Each of the Mortgage Loans shall be secured by a first lien mortgage or deed of trust, as determined by FFCA, on the land, building, other improvements, and related personal property at each Property.

        Upon Shoney's acceptance of this commitment letter (this "Commitment"), FFCA commits to make to the Borrowers and Shoney's, as applicable, one hundred forty two (142) Mortgage Loans on the terms set forth in this Commitment. The determination of the Properties to be owned by each Borrower shall be made by FFCA and approved by Shoney's. Notwithstanding the foregoing, the Properties which are located in the State of Florida shall be owned by Shoney's, and the Mortgage Loans with respect thereto will be made to Shoney's directly.

A.  Basic Commitment Terms.
    ----------------------

Background:                     This Commitment outlines certain basic
                                terms and conditions of the Mortgage Loans;
                                however, it is not meant to define all of the terms and conditions of the Mortgage
                                Loans, which will be set forth more fully in the



                                final documentation. The Mortgage Loans are subject to, among other things, the approval by FFCA of the Properties, and the Loan Amount (as defined below), compliance by the Borrowers and Shoney's with all of the requirements set forth in this Commitment and the receipt by FFCA of all documents and other information requested by FFCA and its counsel.

Acceptance:                     Shoney's may accept this Commitment by
                                signing and returning a copy of this
                                Commitment, together with a check for one-half of the Fee (as defined below), to FFCA within 20 days of the date hereof.

Fee: Shoney's shall pay FFCA a $990,000.00 valuation, underwriting and processing fee (1.00% of the Loan Amount) for this Commitment, which, except as otherwise provided herein, shall be due and payable at the Closing. $495,000.00 shall be due upon Shoney's acceptance of this Commitment and shall be applied toward the expenses incurred by the third party service providers retained in connection with the transaction described in this Commitment; and the balance of the Fee is due at the Closing. Notwithstanding the foregoing, if at any time prior to the Closing, FFCA determines that its out-of-pocket expenses in connection with the Mortgage Loans exceed the portion of the fee paid herewith, upon the request of FFCA, Shoney's will pay such shortfall to FFCA.

Refundability of Fee:           Although the Fee shall be deemed fully
                                earned when received by FFCA, the portion of the Fee paid herewith shall be refundable as provided below and this Commitment shall expire if (i) FFCA does not approve the Properties and the Loan
                                Amount, or (ii) Shoney's and FFCA are
                                unable to agree upon an alternative Loan
                                Amount.  If both the Properties and the
                                Loan Amounts are approved by FFCA, the Fee will automatically become nonrefundable on such date. If FFCA does not approve the Properties, the portion of the Fee paid herewith, less FFCA's reasonable out-of-pocket expenses, will be promptly refunded to Shoney's. If FFCA approves the Properties but not the Loan Amount, Shoney's will be contacted by FFCA and given the opportunity to go forward with the Mortgage Loans based upon the lower
                                Loan Amount approved by



                                     2
                                FFCA.  If Shoney's agrees upon the lower
                                Loan Amount, Shoney's and FFCA will execute a letter amendment to this Commitment, and the Fee (based upon the revised Loan Amount) will thereupon become nonrefundable. If Shoney's does not agree to the lower Loan Amount, the portion of the Fee paid herewith, less FFCA's reasonable out-of-pocket expenses, will be promptly refunded to Shoney's.

Mortgage Loan
Processing:                     FFCA has not inspected the Properties.
                                FFCA will not commence such inspection,
                                order title insurance commitments or
                                instruct its counsel to begin preparing the Loan Documents (as such term is defined below) until Shoney's has accepted this Commitment. The closing of the Mortgage
                                Loans (the "Closing") shall only occur on the business day following the business day on which all of the conditions of this Commitment and the Loan Documents have been satisfied. If the Closing has not occurred on or before Outside Closing Date (as defined below), this Commitment will expire.

Anticipated Closing Date:       July 31, 2000.

Outside Closing Date:           September 30, 2000.

B.  Basic Loan Terms
    ----------------

Structure of Mortgage
Loans: The Borrowers shall satisfy the customary requirements of the rating agencies in connection with the establishment of a bankruptcy-remote entity. The managing member of each Borrower shall be a bankruptcy remote Delaware corporation whose shareholders shall be determined by each Borrower but subject to FFCA's reasonable approval; and the remaining members of each Borrower shall be determined by each Borrower but subject to FFCA's reasonable approval. Each Borrower shall own such of the Properties as may be mutually agreed upon by FFCA and such Borrowers, and such Properties shall be leased to Shoney's pursuant to a master lease for all of the Properties owned by each Borrower (the "Lease"). Each Borrower shall obtain a landlord's lien and security interest in all equipment and other



                                    3

                                personal property (the "Equipment") of
                                Shoney's located at each Property.  Each
                                Lease shall be a true master lease for
                                state law purposes and contain terms and conditions that are satisfactory to FFCA and Shoney's. The sole assets of each Borrower shall be the Properties, and except as set forth herein, each Borrower shall be prohibited from incurring any additional indebtedness other than the Mortgage Loans, or engaging in other activities, as customarily required by rating agencies in connection with the establishment of a bankruptcy-remote entity. Each Lease shall be assigned to FFCA pursuant to the Loan Documents (as defined below). The Leases shall permit subleases of up to 30% of the Properties which are the subject of each Lease to qualified franchisees of Shoney's.

Documentation:                  Prior to the Closing, with respect to each
                                Property, FFCA's counsel will prepare and submit to Shoney's and Borrowers FFCA's proposed form of loan agreement (the "Loan
                                Agreement"), promissory note (the "Note"), deed of trust or mortgage, as determined by FFCA, and security agreement (the "Deed of Trust"), assignment of leases and rents, environmental indemnity, UCC-1 financing statements and such other documents as may be reasonably requested by FFCA or the title company (collectively, the "Loan
                                Documents"). Each Deed of Trust shall (a) grant FFCA a first priority lien against the Property and the furniture, machinery and other equipment of Borrower at the Property, (b) contain such representations, warranties, covenants and agreements as are customary in loan transactions of this type, (c) provide that Borrower will indemnify FFCA against all claims, suits and costs whatsoever relating to the Property, (d) provide that Borrower shall be responsible for all maintenance, utilities, insurance, taxes, assessments and other expenses associated with the Property, (e) provide that the Property will be used as a Shoney's Restaurant or with respect to 20% of the Properties which are the subject of each Lease, may be operated as another nationally or regionally recognized restaurant concept,
                                (f) provide that the Property shall not be sold, leased, or further encumbered without the prior written consent of FFCA (other than the permitted subleases described above), and (g) grant FFCA a license to use the trade




                                     4

                                name and trademarks of Shoney's and to
                                operate the Properties as Shoney's
                                restaurants in the event of a default by Borrower under the Loan Documents that continues beyond any applicable cure period. At the Closing, with respect to each Property, Borrower shall (i) provide FFCA with proof of insurance relating to the Property, (ii) provide FFCA with a satisfactory title insurance commitment, ALTA as-built survey, environmental insurance, opinion of counsel, certification of Borrower, non-foreign certificate, and (iii) execute the Loan Documents.

Loan Amount:                    $99,000,000.00 (inclusive of financed soft
                                costs and closing costs) in the aggregate for all of the Properties, which amount shall be allocated among the Properties based upon the respective values ascribed to such Properties by FFCA.

Title Company and
Surveyor:                       FFCA's policy of title insurance shall be
                                issued by LandAmerica Financial
                                Services/Lawyers Title Insurance
                                Corporation, Phoenix National Division (the
                                "Title Company").  Hayes and Matthews,
                                Inc., or such other surveyor selected by FFCA, shall prepare the surveys for the Properties.

Note Terms:                     Interest shall accrue at an annual rate
                                equal to the 10-year U. S. Treasury Note rate in effect not earlier than ten days nor later than two days prior to the date that FFCA initially anticipates the Closing will occur (which rate shall be established by a letter from FFCA to Borrower) plus
                                4.50%.  Principal and interest shall be
                                paid in equal monthly installments due on the first day of each month based upon a twenty (20) year term and amortization schedule.

Prepayment:                     Any Note may be prepaid in whole, but not
                                in part, on any regularly scheduled payment date during the term of such Note;
                                provided, however, any prepayment shall
                                include a yield maintenance amount which shall equal the positive difference between
                                (a) the present value, computed at the
                                Reinvestment Rate (as defined below), of the stream of monthly principal and interest payments under the Note from the date of the prepayment through the scheduled maturity date of the




                                     5

                                Note, and (b) the outstanding principal
                                balance of the Note as of the date of
                                prepayment.  For purposes hereof, the term
                                "Reinvestment Rate" shall mean an interest rate equal to the then-current yield of U.
                                S. treasury securities having a weighted average life to maturity closest to the scheduled maturity date of the Note plus 50 basis points.

Fixed Charge
Coverage Ratio:                 Each Borrower shall be required to achieve
                                and maintain, or cause Shoney's to achieve and maintain, an aggregate annual Fixed
                                Charge Coverage Ratio (as defined below), tested as of each Borrower's fiscal year end, with respect to all of the Properties owned by such Borrower equal to or greater than 1.25:1. If a Borrower does not achieve such annual Fixed Charge Coverage
                                Ratio within 30 days following notice from FFCA, such Borrower shall be required to either (i) prepay, without being required to pay any prepayment penalty or yield maintenance premium, the Note or Notes having the lowest Fixed Charge Coverage
                                Ratio (as determined on an individual
                                basis) by an amount sufficient to raise the Fixed Charge Coverage Ratio to 1.25:1, and such Borrower and FFCA shall amend such Note or Notes to re-amortize the payment schedule thereunder, (ii) substitute another property or properties acceptable to FFCA for those having the lowest Fixed
                                Charge Coverage Ratio (as determined on an individual basis), such that after such substitution, the aggregate Fixed Charge
                                Coverage Ratio based upon the results of the prior year's operation, shall equal or exceed 1.25:1, or (iii) prepay in full the Note or Notes having the lowest Fixed
                                Charge Coverage Ratio (as determined on an individual basis) to the extent necessary to raise the Fixed Charge Coverage Ratio to 1.25:1, without being required to pay any prepayment penalty or yield maintenance premium. For purposes hereof, the term
                                "Fixed Charge Coverage Ratio" shall mean the ratio of (a) net income before non-recurring items and after a corporate overhead allocation (equal to 4.5% of gross sales) plus depreciation and amortization expense, operating lease payments and interest expense (or rental income plus royalties received on stores subleased to Franchisees), to (b) the sum of any loan payments, equipment loan payments and operating




                                    6

                                lease payments which are associated with the Properties. The Loan Agreement will provide that FFCA may elect at any time to amend such aggregate test such that it applies to all loans from FFCA to more than one Borrower.

Substitution of
Collateral:                     In addition to the substitution rights set
                                forth in the preceding paragraph, Borrower shall have the right during the terms of the Notes to substitute up to 20% of the Properties which are the subject of each Lease for each Property for which the Fixed
                                Charge Coverage Ratio is less than 1:1
                                (each, an "Uneconomic Substitution") with substitute properties subject to (i) verification that (a) the fair market value and (b) Fixed Charge Coverage Ratio
                                (calculated on a trailing 12-month basis) of each property to be added by way of substitution is at least equal to or greater than the fair market value and Fixed Charge Coverage Ratio (calculated on a trailing 12-month basis) of the Property being replaced, both as of the date the Mortgage Loans were made and the date of the substitution; (ii) the property being added shall have a unit-level Fixed Charge
                                Coverage Ratio as of the date of
                                substitution greater than the Fixed Charge
                                Coverage Ratio of the Property being
                                replaced, (iii) FFCA shall have approved the condition of title of the property being added (including the equipment located thereon), which approval shall not be unreasonably withheld, (iv) the Mortgage
                                Loans shall not be in default at the time of the substitution, (v) the property being added shall conform with FFCA's customary site inspection criteria as determined by FFCA's in-house site inspection department,
                                (vi) Borrower obtaining for the property being added a satisfactory title insurance policy, an environmental insurance policy, casualty and liability insurance policy and ALTA as-built survey, (vii) payment by Borrower of all costs in connection with the substitution of collateral, and (viii) the execution by Borrower of such amendments to the Loan Documents as may be required by FFCA. In addition, Borrower shall have unlimited rights (subject to the satisfaction of clauses (i)(a), (iii) (iv),
                                (v), (vi), (vii) and (viii) in the
                                preceding sentence) to substitute
                                collateral to cure





                                    7

                                defaults resulting from environmental
                                issues, violations of laws, or loss of any required licenses or permits.

Closing Costs:                  Shoney's shall pay its own and the
                                Borrowers' attorneys' fees, FFCA's site
                                inspection expenses, FFCA's attorneys'
                                fees, the cost of environmental insurance, and all other Mortgage Loan closing costs, including, without limitation, all mortgage and stamp taxes, title insurance premiums, and escrow, filing and recording fees. In the event any Property or Properties do not close for any reason after FFCA's due diligence has begun, Shoney's shall pay all costs incurred for such diligence for that Property or Properties.

C.  Other Material Transaction Terms.
    --------------------------------

Non-Disclosure:                 Prior to the Closing, except to the extent
                                required by law, neither Shoney's nor FFCA shall make any public disclosure of this Commitment or the transactions proposed by this Commitment without the prior written consent of the other party hereto.

Transfers,
Participations and
Securitization:                 The Loan Documents shall provide that FFCA
                                may, at any time, sell, transfer or assign any Note, Deed of Trust and any of the other Loan Documents, and any or all servicing rights with respect thereto
                                (each, a "Transfer"), or grant
                                participations therein (each, a
                                "Participation"), or complete an asset
                                securitization vehicle selected by FFCA, in accordance with all requirements which may be imposed by the investors or the rating agencies involved in such securitized financing transaction, as selected by FFCA, or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust (each, a
                                "Securitization").  Shoney's and the
                                Borrowers agree to cooperate in good faith with FFCA in connection with any Transfer, Participation and/or Securitization, including, without limitation, (i) providing such documents, financial and other date, and other information and materials (the "Disclosures") which would typically be required with respect to Shoney's and the Borrowers by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved




                                   8

                                with respect to such Transfer,
                                Participation and/or the Securitization, as applicable; provided, however, Shoney's and the Borrowers shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extend necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfers, Participations or Securitization, so long as such amendments would not change any of the economic terms or provisions of the transactions contemplated by this Commitment or have a material adverse effect upon Borrower or Shoney's or the transactions contemplated by this Commitment. Shoney's and the Borrowers consent to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Property or the financial condition of Shoney's and the Borrowers, to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or
                                Securitization, as applicable.  FFCA and
                                Shoney's and the Borrowers shall each pay their own attorneys' fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this paragraph; provided, however, that FFCA shall be responsible for the preparation of any documents or amendments contemplated by this paragraph.

Cross-Default and
Cross-Collateralization:        The Mortgage Loan Documents between FFCA,
                                Shoney's and the Borrowers with respect to the Mortgage Loans shall be cross-defaulted and cross-collateralized with each other and all other loan agreements, notes, mortgages, deeds of trust and other agreements now or hereafter entered into between (or, in the case of notes and guaranties, in favor of) (i) FFCA, Franchise Finance Corporation of America or any of its other subsidiaries and affiliates, on the one hand, and (ii)
                                Shoney's, the Borrowers or any of their
                                subsidiaries or affiliates, on the other hand.




                                    9

Contingencies:                  The Mortgage Loans contemplated herein are
                                subject to the approval of (i) FFCA's Site
                                Review Department, (ii) the Board of
                                Directors of Shoney's and its senior
                                lending group, (iii) the rating agencies customarily used by FFCA in connection with its Securitizations, (iv) the final terms of the debenture/subordinated debt purchase, and (v) FFCA's Legal Department with respect to pending litigation affecting Shoney's.

D.  Other Matters.
    -------------

        THE FOREGOING SUMMARY OF BASIC TERMS AND CONDITIONS IS NOT MEANT TO BE NOR SHOULD IT BE CONSTRUED AS AN ATTEMPT TO DEFINE ALL OF THE TERMS AND CONDITIONS REGARDING THE MORTGAGE LOANS. INSTEAD, IT IS INTENDED ONLY TO OUTLINE CERTAIN BASIC POINTS OF THE BUSINESS UNDERSTANDING AROUND WHICH LEGAL DOCUMENTATION WILL BE STRUCTURED. THE OUTLINED TERMS AND CONDITIONS ARE SUBJECT TO FINAL DOCUMENTATION SATISFACTORY TO ALL PARTIES AND COMPLETE LEGAL REVIEW AND APPROVAL OF ALL PERTINENT MATTERS.

        This Commitment and the Mortgage Loans contemplated hereby, and the obligation of FFCA to consummate the Mortgage Loans described in this Commitment shall be subject to, in FFCA's reasonable judgment, there being no adverse material change in (i) the financial condition of Shoney's or the Borrowers, (ii) the franchise loan securitization capital markets, or (iii) FFCA's ability to successfully consummate a Securitization therein. Furthermore, this Commitment shall not be assignable by Shoney's or the Borrower(s) or relied upon by any third party without the prior written consent of FFCA, and shall be governed by the internal laws of the State of Arizona, without giving effect to conflict of law principles. This Commitment may be assigned by FFCA to an affiliate without the consent of Shoney's or the Borrowers, and may be assigned to any entity with the ability to perform its obligations hereunder with the prior consent of Shoney's, which consent shall not be unreasonably withheld. This Commitment (i) supersedes any previous discussions, agreements and/or proposal/commitment letters relating to the Mortgage Loans, and (ii) may only be amended by a written agreement executed by FFCA and Shoney's. FFCA reserves the right to cancel this Commitment in the event (i) Shoney's has made any material misrepresentations or withheld any information with regard to the Mortgage Loans, or (ii) Shoney's or the Borrowers or their affiliates default on any of their contractual obligations to FFCA or its affiliates.




                                     10

        ANY ACTION ARISING OUT OF THIS COMMITMENT OR THE LOAN DOCUMENTS SHALL BE PROSECUTED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ARIZONA. FFCA, SHONEY'S AND THE BORROWERS WAIVE ANY RIGHT THEY MAY HAVE TO
A TRIAL BY JURY IN RESPECT TO ANY ACTION ARISING OUT OF THIS COMMITMENT. SHONEY'S AND THE BORROWERS WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO SEEK OR RECOVER FROM FFCA OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS AND EMPLOYEES ANY AWARD OF SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY DEFAULT BY FFCA UNDER THIS COMMITMENT.

        Please indicate your acceptance of this Commitment by having a copy of this Commitment signed and returned to FFCA to the attention of Michelle
M. Tegels, FFCA Acquisition Corporation, 17207 North Perimeter Drive, Scottsdale, Arizona, 85255, together with a check in the sum of $495,000.00 payable to "FFCA Acquisition Corporation", within twenty (20) days from the date hereof or this Commitment will automatically expire.

                                          FFCA Funding Corporation
                                          a Delaware corporation



                                          By: /s/ Gregg Seibert
                                               ------------------------
                                              Gregg Seibert
                                              President and Managing Director

ACCEPTED AND AGREED TO on this 30th day of June, 2000.

Shoney's, Inc.



By:/s/ James M. Beltrame
   -----------------------------
Printed Name   James M. Beltrame
            --------------------
Title    CFO
     ---------------------------




                                      11

        Unit #          Location                St
        ------------------------------------------

1       1106            Saint Albans            WV
2       1108            Parkersburg             WV
3       1111            Huntington              WV
4       1112            Princeton               WV
5       1114            Teays                   WV
6       1115            Morgantown              WV
7       1118            Bridgeport              WV
8       1121            Lewisburg               WV
9       1122            Ashland                 KY
10      1130            Charleston              SC
11      1133            Waycross                GA
12      1135            Statesboro              GA
13      1136            Summerville             SC
14      1138            Valdosta                GA
15      1139            Hinesville              GA
16      1140            Parkersburg             WV
17      1145            Beaufort                SC
18      1146            Richmond                KY
19      1147            Lexington               KY
20      1148            Lexington               KY
21      1150            Christiansburg          VA
22      1151            Kingsland               GA
23      1153            Daphne                  AL
24      1154            Mobile                  AL
25      1156            Dalton                  GA
26      1162            Lake City               FL
27      1164            Jacksonville            FL
28      1166            Jacksonville            FL
29      1170            Walterboro              SC
30      1172            Pensacola               FL
31      1178            Springfield             MO
32      1189            Tallahassee             FL
33      1192            Gadsden                 AL
34      1195            West Monroe             LA
35      1197            Baton Rouge             LA
36      1209            Murfreesboro            TN
37      1214            Cookeville              TN
38      1218            Gretna                  LA
39      1222            Shelbyville             TN
40      1223            Nashville               TN
41      1226            Lebanon                 TN
42      1228            Columbus                GA
43      1229            New Orleans             LA
44      1231            Franklin                TN
45      1232            Hendersonville          TN
46      1233            Montgomery              AL
47      1234            Dothan                  AL
48      1237            Nashville               TN
49      1242            Nashville               TN
50      1244            Florence                AL
51      1246            McMinnville             TN
52      1251            Muscle Shoal            AL
53      1252            Prattville              AL
54      1255            Manchester              TN
55      1259            Springfield             MO
56      1260            Pearl                   MS
57      1261            Hattiesburg             MS
58      1263            Vicksburg               MS
59      1265            Calhoun                 GA
60      1267            Crossville              TN
61      1273            Springfield             MO
62      1280            Albertville             AL
63      1284            Joplin                  MO
64      1292            Athens                  AL
65      1293            Baton Rouge             LA
66      1301            Henderson               KY
67      1303            Owensboro               KY
68      1304            Vincennes               IN
69      1312            Clarksville             TN
70      1314            Glasgow                 KY
71      1322            Franklin                KY
72      1324            Bellevue                TN
73      1326            Winchester              KY
74      1421            Troutville              VA
75      1422            Lexington               VA

76      1424            Richlands               VA
77      1446            Ocala                   FL
78      1449            Gainesville             FL
79      1450            Dunbar                  WV
80      1451            Logan                   WV
81      1452            Grayson                 KY
82      1456            Marietta                OH
83      1457            Lancaster               OH
84      1458            Dover                   OH
85      1470            Ridgeland               MS
86      1471            Natchez                 MS
87      1473            Jackson                 MS
88      1474            Clinton                 MS
89      1481            Alexandria              LA
90      1484            Beaumont                TX
91      1488            Ruston                  LA
92      1491            Hardeeville             SC
93      1502            Houma                   LA
94      1504            Gonzales                LA
95      1505            New Iberia              LA
96      1507            Lafayette               LA
97      1508            Denham Springs          LA
98      1510            Jennings                LA
99      1511            Port Allen              LA
100     1512            Natchitoches            LA
101     1513            Picayune                MS
102     1535            Ozark                   MO
103     1538            Rolla                   MO
104     1539            Branson                 MO
105     1540            Osage Beach             MO
106     1543            Neosho                  MO
107     1562            Panama City             FL
108     1563            Panama City             FL
109     1564            Pensacola               FL
110     1565            Pascagoula              MS
111     1566            Foley                   AL
112     1568            Saraland                AL
113     1571            Scottsboro              AL
114     1573            Enterprise              AL
115     1574            Greenville              AL
116     1576            Wetumpka                AL
117     1581            Staunton                VA
118     1584            Martinsburg             WV
119     1634            Waldorf                 MD
120     1670            Terre Haute             IN
121     1772            Louisville              KY
122     1777            Louisville              KY
123     1778            Elizabethtown           KY
124     1779            Radcliff                KY
125     1781            Sheperdsville           KY
126     2099            Kissimmee               FL
127     2131            Gardendale              AL
128     2177            Fayetteville            NC
129     2181            Greensboro              NC
130     2217            Battleboro              NC
131     2220            Durham                  NC
132     2223            Winston Salem           NC
133     2237            Myrtle Beach            SC
134     2257            Chattanooga             TN
135     2258            Birmingham              AL
136     2288            Chattanooga             TN
137     2338            Decatur                 AL
138     2347            Harrison                AR
139     2349            Hot Springs             AR
140     2378            Springdale              AR
141     2380            Paris                   TN
142     2507            Kissimmee               FL